                                                                      Exhibit 12

                       Ratios of Earnings to Fixed Charges

                                                Six Months
                                            ended June 30,               Years ended December 31,
                                            --------------               ------------------------

                                            2001      2000         2000      1999      1998      1997      1996
                                            ----      ----         ----      ----      ----      ----      ----
Ratio of Earnings to Fixed Charges:
-----------------------------------
Excluding interest on deposits              4.12 X    4.23 X       4.03 X    5.62 X    7.19 X    8.36 X    10.94 X
Including interest on deposits              1.80 X    1.80 X       1.76 X    1.89 X    1.74 X    1.70 X     1.65 X


(1) The ratio of earnings to fixed charges is calculated by adding income before income taxes plus fixed charges and dividing that sum by fixed charges.

                                       Six Months Ended
                                            June 30,                         Years Ended December 31,
                                            -------                         ------------------------
                                      2001         2000        2000        1999         1998        1997        1996
                                      ----         ----        ----        ----         ----        ----        ----
Income before income taxes           $97,491     $97,565    $192,764     $187,075    $155,685    $149,171    $132,398
                                     =======     =======    ========     ========    ========    ========    ========

Fixed Charges:
--------------
Interest on deposits                 $90,500     $92,123    $190,626     $169,701    $184,671    $193,515    $190,179
Interest on short-term
borrowings and long-term debt         30,455      29,552      62,022       39,091      23,860      18,921      11,871
1/3 of net rental expense                831         696       1,598        1,385       1,288       1,337       1,452
                                         ---         ---       -----        -----       -----       -----       -----
Total fixed charges, including
interest on deposits                $121,786    $122,371    $254,246     $210,177    $209,819    $213,773    $203,502
                                    ========    ========    ========     ========    ========    ========    ========

Total fixed charges, excluding
interest on deposits                 $31,286     $30,248     $63,620      $40,476     $25,148     $20,258     $13,324
                                     =======     =======     =======      =======     =======     =======     =======